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                                                                    EXHIBIT 23.4

                                   CONSENT OF
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                                                  March 26, 1997

The Board of Directors

Amphenol Corporation

358 Hall Avenue

Wallingford, Connecticut 06492

Dear Members of the Board:

    We hereby consent to the use of our opinion letter, dated January 23, 1997, to the Board of Directors of Amphenol Corporation ("Amphenol"), included as Annex III to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Amphenol and NXS Acquisition Corp., a wholly owned subsidiary of KKR 1996 Fund L.P., a limited partnership organized at the direction of Kohlberg Kravis Roberts & Co. L.P., and to the references therein to such opinion under the captions "Summary--Opinion of Merrill Lynch," "The Merger--Background of the Merger," "The Merger--Recommendation of the Board of Directors; Reasons for the Merger," and "The Merger-- Opinion of Merrill Lynch."

    In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED